UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 18, 2006
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 18, 2006, Advanta Bank Corp. (the “Bank”), a Utah industrial bank that is a wholly owned subsidiary of Advanta Corp. (the “Company”), entered into an amendment to its existing Service Agreement (“Current Agreement”), dated as of January 1, 2002, with First Data Resources Inc. (“FDR”). The Current Agreement, as amended on December 18, 2006, is referred to in this Form 8-K as the “Amended Service Agreement.”
     The Amended Service Agreement was entered into primarily for the purposes of amending pricing terms and extending the term of the contract. Pursuant to the Amended Service Agreement, FDR will continue to perform credit card processing services for the Bank’s business credit card business. These services currently include, among others, authorizing transactions through the MasterCard®* and VISA®* systems based upon the Bank’s criteria for approval; providing data processing services; performing billing, posting and settlement processes; generating monthly billing statements; providing credit risk and fraud management tools; and issuing credit card plastics and new account agreements. The Amended Service Agreement provides for a term of five years commencing on January 1, 2007 and ending on December 31, 2011, subject to certain early termination rights described below. The Company has a right to terminate the Amended Service Agreement, without penalty: (i) at any time if the termination is for cause; or (ii) at its discretion as of December 31, 2009. FDR has a right to terminate the agreement for cause and in that case the Bank must pay a termination fee. If the Agreement is not terminated in accordance with its terms on or before December 31, 2011 it will automatically renew for an additional one year term.
     The Company will file a copy of the amended agreement as an exhibit to its Form 10-K for the fiscal year ended December 31, 2006.

*	MasterCard® is a registered service mark of MasterCard International, Inc. and VISA® is a registered service mark of Visa International, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)
Date: December 18, 2006
	By:	/s/ Elizabeth Mai
Elizabeth H. Mai
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel